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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            ALAMOSA (DELAWARE), INC.

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                     Pursuant to Sections 242 and 245 of the
                        Delaware General Corporation Law

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         Alamosa (Delaware), Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify as follows:

         (1) The name of the Corporation is Alamosa (Delaware), Inc. The Corporation was originally incorporated under the name Alamosa PCS Holdings, Inc. The original certificate of incorpora tion of the Corporation was filed with the office of the Secretary of State of the State of Delaware on October 19, 1999.

         (2) This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") and by the sole stockholder of the Corporation, in accordance with Sections 228, 242 and 245 of the GCL.

         (3) This Amended and Restated Certificate of Incorporation restates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

         (4) The text of the Restated Certificate of Incorporation is amended and restated to read in its entirety as follows:

         FIRST: The name of the Corporation is Alamosa (Delaware), Inc. (the "Corporation").

         SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "GCL").

         FOURTH: The total number of shares of stock which the Corporation shall have author ity to issue is 1,000 shares of common stock, each share having a par value of $0.01 per share (the "Common Stock").

         FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.



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                  (2) The Board of Directors shall be as from time to time fixed by resolution adopted by the affirmative vote of a majority of the active Board of Directors. Election of directors need not be by written ballot unless the By-laws so provide.

                  (3) The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2001 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2002 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2003 annual meeting. At each succeeding annual meet ing of stockholders beginning in 2004, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

                  (4) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

                  (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stock holders shall invalidate any prior act of the directors which would have been valid if such By- Laws had not been adopted.

                  (6) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-laws of the Corporation.

                  (7) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

         SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

         SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


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         EIGHTH: Any act or transaction by or involving the Corporation, other than the election or removal of directors, that requires for its adoption under the GCL or this Restated Certificate of Incorporation the approval of stockholders of the Corporation shall, pursuant to subsection (g) of Section 251 of the GCL, require, in addition, the approval of the stockholders of Alamosa PCS Holdings, Inc., a Delaware corporation, or any successor thereto by merger, by the same vote as if required by the GCL and/or this Amended and Restated Certificate of Incorporation.

         IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 5th day of July, 2001.



                           ALAMOSA (DELAWARE), INC.
                           a Delaware Corporation



                           By: /s/ David E. Sharbutt
                              ----------------------------------------------
                                Name:  David E. Sharbutt
                                Title: Chairman of the Board of Directors
                                       and Chief Executive Officer



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